EXHIBIT 14.1

VIASYSTEMS GROUP, INC.

Code of Business Conduct and Ethics

To the Employees, Officers and Directors of Viasystems Group, Inc.:

One of the hallmarks of Viasystems Group, Inc. (“Viasystems”) is our long-standing commitment to our Core Values (defined below), which encompass the way we treat each other, our customers, our employees and the communities in which we work and live.

Viasystems’ reputation and its success must be grounded in compliance with applicable laws and regulations, but our definition of success goes well beyond compliance, including issues of integrity and ethics, diversity and respect for others.  As a global company, we are faced with situations that not only require consideration of local laws and customs, but also require us to balance decisions with our Core Values and standards.

This Code of Business Conduct and Ethics (this “Code”) summarizes Viasystems’ Core Values and describes the standards of business conduct expected of all of us at Viasystems.

It is the responsibility of all Viasystems’ people to maintain a work environment that fosters fairness, respect and integrity.  Ultimately, our most valuable asset is the Company’s outstanding reputation, and it is up to all of us to protect it.

Nothing in this Code, in any company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

We are committed to continuously reviewing and updating our policies and procedures.  Therefore, this Code is subject to modification.  This Code supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.

Please sign the Certificate of Compliance at the end of this Code and return the form to the Human Resources Department (attention:  Vice President of Human Resources) indicating that you have read, understand, agree to comply with and are in compliance with this Code.  The signed Certificate of Compliance will be located in your personnel file.  Each year, as part of the annual review process, you will be asked to sign a Certificate of Compliance indicating your continued understanding of and compliance with this Code.  In addition, periodically, you may be asked to participate in seminars, training meetings and similar activities related to reinforcing your understanding of this Code and its applicability to Viasystems’ business.

David M. Sindelar
Chief Executive Officer

1.	Core Values

Fundamental to the Company’s success are the “Core Values” we believe in and practice:

➢	People are the source of our success. We treat one another with respect, promote teamwork, and encourage personal freedom and growth. Leadership and excellence in performance are sought and rewarded.

➢	Customers are the reason we exist. They receive our strongest commitment to meet their needs.

➢	Our products and services reflect dedication to quality, innovation and value.

➢	Our conduct demonstrates integrity and commitment to ethics, safety, health and the environment.

2.	Your Obligations

This Code is designed to promote honest, ethical and lawful conduct by all employees, officers and directors of Viasystems and all subsidiaries and entities controlled by it (collectively, the “Company”).  This Code is intended to help you understand the Company’s standards of ethical business practices and to stimulate awareness of ethical and legal issues that you may encounter in carrying out your responsibilities to the Company.  In addition, independent contractors, consultants, agents and sales representatives who represent the Company are expected to apply the same high standards while working on Company business.  The Company expects you to learn and comply with all Company policies and laws applicable to your job responsibilities and to adhere to the principles outlined in this Code.

The actions of every employee, officer and director affect the reputation and integrity of the Company.  Therefore, it is essential that you take the time to review this Code and develop a working knowledge of its provisions.  You are required to complete a Certificate of Compliance attesting to compliance with this Code upon becoming an employee, officer or director and, thereafter, on an annual basis.

At all times, you are expected to:

➢	Avoid conflicts between personal and professional interests where possible;

➢
Disclose any conflict to a supervisor or the Company’s Legal Department and otherwise pursue the ethical handling of conflicts (whether actual or apparent) when conflicts or the appearance of conflicts are unavoidable;

➢	Provide accurate and complete information in the course of fulfilling your obligations and communicate information in a timely manner;

➢	Provide full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with regulators and in other public communications made by the Company;

➢	Comply with all applicable laws, regulations and Company policies;

➢	Seek guidance where necessary from a responsible supervisor;

➢	Promptly report any violations of this Code to the Legal Department; and

➢	Be accountable personally for adherence to this Code.

WHO DO I CONTACT FOR GUIDANCE OR TO REPORT CONCERNS?
If you believe a situation may involve or lead to a violation of this Code, you have an affirmative duty to seek guidance and report such concerns.
• Seek guidance from a responsible supervisor (for example, your immediate supervisor, a department head or location manager) or other appropriate internal authority (for example, your local Human Resources representative or compliance officer).

• Disclose concerns or violations of this Code to the Legal Department.

• Report audit and accounting concerns to the Helpline or the Audit Committee.

HELPLINE:
314-746-2205
Legal Department
Legal Department Viasystems Group, Inc. 101 South Hanley Road, Suite 400 St. Louis, Missouri 63105 314-746-2205 dan.weber@viasystems.com
Audit Committee:
Audit Committee Viasystems Group, Inc. 101 South Hanley Road, Suite 400 St. Louis, Missouri 63105

It is the Company’s policy to encourage the communication of bona fide concerns relating to the lawful and ethical conduct of business, and audit and accounting procedures or related matters.  It is also the policy of the Company to protect those who communicate bona fide concerns from any retaliation for such reporting.
Confidential and anonymous mechanisms for reporting concerns are available and are described in this Code, including the Helpline.  However, anonymous reporting does not serve to satisfy a duty to disclose your own potential involvement in a conflict of interest or in unethical or illegal conduct.

This Code is part of a broader set of Company policies and compliance procedures described in greater detail in the Company’s employee manuals and distributed memoranda.  This Code is not intended to supersede or materially alter specific Company policies and procedures already in place and applicable to particular employees as set forth in the Company’s employee manuals and distributed memoranda, and communicated to Company employees.

Note that the Chief Executive Officer, Chief Financial Officer and other senior officers are also subject to the “Supplemental Code of Ethics for the CEO and Senior Officers.”

No Company policy can provide definitive answers to all questions.  It is difficult to anticipate every decision or action that you may face or consider.  Whenever there is doubt about the right ethical or legal choice to make, or questions regarding any of the standards discussed or policies referenced in this Code, you should fully disclose the circumstances, seek guidance about the right thing to do, and keep asking until guidance is obtained.  The earlier a potential problem is detected and corrected, the better off the Company will be in protecting against harm to the Company’s business and reputation.

Those who violate the standards in this Code will be subject to disciplinary action.  Failure to follow this Code, as well as to comply with federal, state, local and any applicable foreign laws, and the Company’s corporate policies and procedures may result in termination of employment or termination of board service.

3.	Compliance with Laws, Rules & Regulations

The Company requires you to comply with all applicable laws, rules and regulations in countries where the Company does business.  Violation of domestic or foreign laws and regulations may subject you, as well as the Company, to civil and/or criminal penalties.  To assure compliance with applicable laws and regulations, the Company has established various policies and procedures, including those relating to: insider trading and communications with the public, related person transactions, whistleblowing, and corporate governance guidelines and principles.  You have an obligation to comply with these policies and procedures and to promptly alert a responsible supervisor, the Legal Department or other appropriate internal authority of any deviation from them.

Legal compliance is not always intuitive.  To comply with the law, you must learn enough about the national, state and local laws that affect your work at the Company to spot potential issues and to obtain proper guidance on the right way to proceed.  When there is any doubt as to the lawfulness of any proposed activity, you should seek advice from the Company’s Legal Department.

Certain legal obligations and policies that are particularly important to our business and reputation are summarized below.  Further information on any of these matters may be obtained from the Company’s Legal Department.

4.	Conflicts of Interest

The Company expects you to exercise good judgment and the highest ethical standards in your activities on behalf of the Company as well as in your private activities outside the Company.  Particular care should be taken to ensure that no detriment to the interests of the Company (or appearance of such detriment) may result from a conflict between those interests and any personal or business interests which you may have.  In particular, you have an obligation to avoid any activity, agreement, business investment or interest or other situation that might in fact or in appearance cause you to place your own interests, or those of another, above your obligation to the Company.  Care should be taken about the appearance of a conflict since such appearance might impair confidence in, or the reputation of, the Company even if there is no actual conflict and no wrongdoing.

While it is not possible to describe or anticipate all the circumstances that might involve a conflict of interest, a conflict of interest may arise whenever you take action or have interests that may make it difficult to perform your work objectively or effectively or when you (or an “immediate family member,” as defined below) receive improper personal benefits as a result of your position or relationship with respect to the Company.  Conflicts may, depending on the circumstances, arise where you (or your immediate family member or an entity with which you are closely affiliated):

➢
Solicit or accept from customers, suppliers or others dealing with the Company any kind of gift or other personal, unearned benefits as a result of your position or relationship with respect to the Company including payment or reimbursement of travel and meal expenses (other than non-monetary items of nominal intrinsic value);

➢
Have a financial interest in the Company’s competitors, customers, suppliers or others dealing with the Company (excluding interests that are 3% or less of the outstanding securities of a publicly-traded corporation or equivalent percentage of ownership interests in an unincorporated business);

➢	Have a consulting, managerial or employment relationship with a competitor, customer, supplier or others dealing with the Company;

➢
Acquire real property, leaseholds, patents or other property or rights in which the Company has, or you know or have reason to believe at the time of acquisition that the Company is likely to have, an interest related to the business of the Company; or

➢
Have a material interest in a transaction involving indebtedness or a guarantee of indebtedness (excluding amounts due for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business).

An “immediate family member” includes your spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing your household.

In all instances where the appearance of a conflict exists, you must disclose the nature of the conflict to a responsible supervisor, the Legal Department or other appropriate internal authority.  Where there is a real or perceived conflict of interest involving a director of the Company, the matter should be referred to the Chairman of the Board of Directors.  Company policy prohibits conflicts of interest, except as approved by:

➢
The Audit Committee, with respect to conflicts of interest related to directors, director nominees, executive officers, security holders who own of record or beneficially more than five percent of any class of the Company’s voting securities and any immediate family member of any of the foregoing persons; or

➢	Senior management, with respect to conflicts of interest related to all other persons.

Conflict of interest transactions may also be subject to the Company’s Related Person Transaction Policy.  The Related Person Transaction Policy applies to, among others, the Company’s executive officers, directors and director nominees, and any immediate family members of the foregoing persons.  Transactions that are subject to such a policy are required to be reported, reviewed and where appropriate approved or ratified in accordance with that policy.

3.1	Gifts and Gratuities

You and your immediate family members are prohibited from requesting, accepting or offering any form of under-the-table payment, kickback, bribe, rebate, barter or other improper payment or gratuity in connection with any corporate expenditure or sale of goods or services.  If approached with such an offer, you should contact a responsible supervisor, the Legal Department or other appropriate internal authority immediately.

3.2	Loans and Guarantees

You and your immediate family members must not accept loans or guarantees of obligations (except from banks or other entities that provide such services in the normal course and at arms’ length) from any individual, organization or entity doing or seeking to do business with the Company.  You should report any offer of such a loan to a responsible supervisor, the Legal Department or other appropriate internal authority.

3.3	Outside Employment

The Company’s employees and officers are expected to devote their full time and attention to the Company’s business during regular working hours and for whatever additional time may be required.  Outside business activities can easily create conflicts of interest or diminish productivity and effectiveness.  For these reasons, employees and officers should avoid outside business activities that divert their time and talents from the Company’s business.  Though the Company encourages professional activities and community involvement, special care must be taken not to compromise duties owed to the Company.  Employees and officers are expected to disclose the nature of any non-Company activity for which compensation is received.

3.4	Memberships on Boards and Committees

You must obtain approval from the Company’s Legal Department or the Board of Directors of the Company (the “Board”) before agreeing to serve on the board of directors or similar body of a for-profit enterprise or government agency.

Serving on boards of not-for-profit or community organizations does not require prior approval.  However, if service with a not-for-profit or community organization creates a situation that poses a conflict of interest with the Company (for example, the organization solicits charitable contributions from the Company or purchases significant services from the Company), you should contact the Company’s Legal Department for approval to continue such service.

3.5	Political and Other Outside Activities

In addition, prior to seeking any election or appointment to public office, you must notify your supervisor, the Legal Department or the Board to clarify the Company’s position in the event the candidacy is successful or the appointment is made.  Written approval must be obtained.  (See the section entitled Political Contributions and Activities).

Subject to the limitations imposed by this Code, each employee and officer is free to engage in outside activities that do not interfere with the performance of his or her responsibilities or otherwise conflict with the Company’s interests.  Where activities may be of a controversial or sensitive nature, employees and officers are expected to seek the guidance of a responsible supervisor, the Legal Department or other appropriate internal authority before engaging in such activities.  You must not use your Company position or title or any Company equipment, supplies or facilities in connection with outside activities, nor may you do anything that might infer sponsorship or support by the Company of such activity, unless such use has been approved in writing by a responsible supervisor, the Legal Department or other appropriate internal authority.

Employees and officers should not solicit contributions or other support from fellow employees, or distribute non-work-related material to fellow employees, during working hours or in areas where work is being performed.

4.	Protection and Proper Use of Company Assets

You have a personal responsibility to protect the assets of the Company from misuse or misappropriation.  The assets of the Company include tangible assets, such as products, equipment and facilities, as well as intangible assets, such as corporate opportunities, intellectual property, trade secrets and business information (including any non-public information learned as an employee, officer or director of the Company).

4.1	Theft/Misuse of Company Assets

The Company’s assets may only be used for business purposes and such other purposes as are approved by the Company.  You must not take, make use of, or knowingly misappropriate the assets of the Company, for personal use, for use by another, or for an improper or illegal purpose.  You are not permitted to remove, dispose of, or destroy anything of value belonging to the Company without the Company’s express prior written consent, including both physical items and electronic information.

4.2	Corporate Opportunities

You must not, for personal or any other person’s or entity’s gain, deprive the Company of any business opportunity which could be construed as related to any existing or reasonably anticipated future activity of the Company.  If you learn of any such opportunity through your association with the Company, you may not disclose it to a third party or invest in the opportunity without first offering it to the Company.  Nor should you use Company property, information or position for personal gain.

You must not participate in an initial public offering or otherwise accept special investment opportunities from a supplier, vendor (including banks or financial advisers), or customer with whom the Company is doing business or that is seeking to sell products or services to the Company without first disclosing the opportunity to the Company’s Legal Department.

4.3	Confidential Information/Privacy

If you are entrusted with information of a confidential or proprietary nature (about the Company, its suppliers, customers or other constituents), you must not disclose that information outside the Company, either during or after service with the Company, except with written authorization of the Company or as may be otherwise required by law.  You may not use confidential information for your own personal benefit or the benefit of persons or entities outside the Company.

Confidential information includes all non-public information learned as an employee, officer or director of the Company.  It includes, but is not limited to:

➢
Non-public information that might be (i) of use to competitors, suppliers, vendors, joint venture partners or others, (ii) of interest to the press, or (iii) harmful to the Company or its customers, if disclosed;

➢
Non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures;

➢
Non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential;

➢	Non-public information about discussions and deliberations, relating to business issues and decisions, between and among employees, officers and directors; and

➢	Non-public information about fellow employees or any other individuals about whom the Company may hold information from time to time.

In addition, most countries have data privacy laws regulating the collection and use of personal data, which is any information that directly or indirectly identifies a natural person, although the types of data covered, the nature of the protection and local enforcement mechanisms vary.  Examples of personal data include personal, employment, medical, financial and education and training information.  All employees are responsible for ensuring compliance with the data privacy requirements under the laws, rules and regulations of the applicable countries.

See the Policy on Insider Trading and Communications with the Public and the section on Insider Trading and Fair Disclosure.

4.4	Network Use, Integrity & Security

The Company reserves the right to monitor or review any and all data and information contained on any employee’s or officer’s computer or other electronic device issued by the Company.  In addition, the Company reserves the right to monitor or review an employee’s or officer’s use of the Internet, Company Intranet and Company e-mail or any other electronic communications without prior notice.

Access to Company systems will be revoked and disciplinary action may be taken in the event that such systems are used to commit illegal acts, or to violate the nondiscrimination, harassment, pornography, solicitation or proprietary information terms of this Code, or any other terms of this Code.

In order to maintain systems integrity and protect the Company network, no employee or officer should divulge any passwords used to access any Company computer or database.  Any suspected breach of the Company’s network security systems should be reported to a responsible supervisor or appropriate internal authority immediately.

All employees and officers should refrain from using or distributing software that may damage or disrupt the Company’s work environment by transmitting a virus or conflicting with Company systems.

No employee or officer should engage in the unauthorized use, copying, distribution or alteration of computer software whether obtained from outside sources or developed internally.  All software, including “shareware,” contains terms of use that must be adhered to.

5.	Trade Practices

5.1	Fair Dealing

You should deal fairly with the Company’s suppliers, customers, competitors and employees.  You must not take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.  We respect the confidentiality and privacy of our suppliers and customers.  Information about the Company’s suppliers, customers, competitors and employees must be used in an ethical manner and in compliance with the law.  Under no circumstance should information be obtained through theft, illegal entry, blackmail, or electronic eavesdropping, or through misrepresenting affiliation with the Company or identity.  Any confidential or proprietary information should not be used if it is suspected that such information has been obtained improperly.

Similarly, you must respect and protect any confidential or proprietary information shared with the Company unless disclosure is necessary to comply with statutory requirements, subpoenas, court orders or other lawful process or properly authorized government investigations.  This information should not be released without proper authorization and should be used for legitimate business purposes only.  Employees and officers should not divulge any confidential or proprietary information about their former employers, nor shall any employee, officer or director ever ask them to.

Customers and potential customers are entitled to receive accurate information regarding prices, capabilities, terms and scheduling.  The Company strives to produce advertisements that are fair, accurate and lawful.  False or misleading statements to sell or market Company products or services are to be strictly avoided.  Immediate efforts should be made to correct any misunderstanding that may exist with a customer or potential customer.

5.2	Antitrust Compliance

Vigorous competition – free from collusion and unreasonable restraints – is the best mechanism for ensuring the production of high quality, well-priced and innovative products and services.  Moreover, failure to comply with applicable antitrust and other trade regulation laws in every jurisdiction in which the Company does business could result in serious consequences both for the Company and the offending individuals – including significant civil and criminal penalties, and damage to the Company’s reputation.  Therefore, it is the Company’s policy to compete solely on the basis of its superior and innovative products and services, through your collective efforts and contributions, and to avoid improper actions that unreasonably restrain trade.  You are expected to support Company efforts to compete vigorously in the marketplace in compliance with both the letter and the spirit of all applicable federal, state and foreign antitrust laws.

Antitrust and trade regulation issues are very complex.  Determining what actions unreasonably restrain trade or are otherwise improper will depend on the structure of the market and a number of other factors.  Whenever any doubt exists as to the legality of any communication, action, arrangement or transaction, please contact the Legal Department immediately.

To avoid even the perception of unlawful conduct, employees should avoid:

•	Discussing with a competitor: prices, costs, production, products and services, bidding practices, other non-public business matters, territories, distribution channels or customers; and

•	Restricting the right of a customer to sell or lease a product or service at or above any price.

In addition, the following practices should not be engaged in without advanced written approval by the Legal Department:

•	Conditioning the sale or lease of a product or service on the sale or lease of another product or service (“tying”);

•	Conditioning the purchase, sale or lease of a product or service on a reciprocal agreement with a customer or supplier;

•	Entering into an exclusive dealing arrangement with a customer (including a lessee) or supplier;

•	Limiting a customer (including a lessee) as to the territories in which, or the customers to whom, a product or service can be resold or leased; and

•	Discriminating in the prices or allowances offered to competing customers (including lessees).

If your position involves setting prices or other terms or conditions of sale, marketing, purchasing, participating in trade associations or standards-setting groups, or working on acquisitions, divestures, joint ventures or licensing, you have a heightened obligation to be familiar with antitrust and trade practices compliance.

5.3	Bribery and Other Corrupt Practices

The Company strictly prohibits giving or promising, directly or indirectly, anything of value to any employee or official of a government (including state-owned companies) or a political party, candidate for office, or to any person performing public duties or state functions in order to obtain or retain business or to secure an improper advantage with respect to any aspect of the Company’s business.

As a U.S. entity, the Company is subject to the Foreign Corrupt Practices Act, which makes it illegal for the Company, its subsidiaries and persons working for or on behalf of the Company to offer, pay, give, promise or authorize the payment of any money or of anything of value, directly or indirectly, to any foreign government official or employee, foreign political party or candidate for foreign political office for the purpose of obtaining or retaining business or to secure an improper advantage, and comparable laws in other countries.  Under the Foreign Corrupt Practices Act, improper payments are defined expansively to include payments, both direct and indirect (for example through agents or contactors); gifts; entertainment; and certain travel expenses.  Although written local law may permit gift-giving or the payment of entertainment expenses, the Company’s Legal Department must approve in advance any such payments.  While the anti-bribery laws permit in narrow circumstances small “facilitation” payments to expedite the routine performance of legitimate duties, this area is not always clear, and the situation must be discussed with the Company’s Legal Department prior to any action being taken.  The Company prohibits such payments unless the prior approval of the Company’s Legal Department has been obtained.

Any question as to whether a gift or payment would be considered improper under the Company’s guidelines or national or foreign laws must be discussed with the Company’s Legal Department.
Under no circumstance is it acceptable for you to offer, give, solicit or receive any form of bribe, kickback, payoff, or inducement.

You may not use agents, consultants, independent contractors or other representatives to do indirectly what you could not do directly under this Code or applicable law, rules and regulations.

In retaining agents, consultants, independent contractors or other representatives, adequate background checks and verification of business credentials is required.  Some “red flags” to look out for include:

➢	Third parties with family or other relationships that could influence the decision;

➢	Independent contractors or consultants with a reputation for bribes;

➢	A history of corruption in the country where the third party is being hired;

➢	Unusually high commission requests;

➢	A sales representative or agent who approaches you near the award of a contract and indicates a “special arrangement” with an official; or

➢	A customer who suggests that a Company bid be made through a specific agent or representative.

Any question as to this Code must be referred to the Company’s Legal Department prior to taking any action that might conflict with this Code.

5.4	International Business Dealings

Specific laws and regulations apply to participation in international business.  Employees and officers involved in business transactions must be fully familiar with, and strictly adhere to, all applicable foreign and domestic laws and regulations.  These employees and officers must, at a minimum, be familiar with and comply with all applicable laws controlling exports or regulating with whom the Company and its employees may do business.  These laws include export control and licensing laws, economic sanctions, anti-boycott laws, and various laws regulating the transnational movement of technology, goods and services.  Questions regarding whether particular international transactions are permissible and compliance with applicable laws and this policy must be directed to the Company’s Legal Department.

6.	Insider Trading and Fair Disclosure

The following is a summary of the Company’s Policy on Insider Trading and Communications with the Public.

No employee, officer or director (nor any spouse or domestic partner, minor child, or person sharing the household (other than a tenant or employee)) may (1) trade in securities while aware of material non-public information (also called “inside information”) or (2) disclose material inside information to third parties (“tipping”).  Material inside information is any information that has not been disclosed broadly to the marketplace and, if made public, would be likely to be considered important by investors deciding whether to trade the Company’s shares or other listed securities (e.g., earnings estimates, significant business investments, mergers, acquisitions, dispositions and other developments, expansion or curtailment of operations, and other activity of significance including matters which affect the market in which the Company operates).  Trading in securities of the Company or any other company while aware of material inside information relating to that company, or tipping others to trade, is both unethical and illegal.

Accordingly, you (and any of your family members (spouse or domestic partner, minor child, person sharing the household (other than a tenant or employee)), business associates or controlled investment vehicles) must not:  (a) trade securities of the Company or any other company while aware of material inside information with respect to that company; (b) communicate to anyone outside the Company material inside information of any company of which you are aware (this includes formal or informal advice given to family, household members and friends); or (c) disclose material inside information to anyone, other than those persons who need to know such information in order for the Company to properly and effectively carry out its business (e.g., to lawyers, advisers and other Company employees working on the matter).  Every employee, officer or director of the Company (and any immediate family member) who has access to inside information on a regular basis, or has power to make strategic managerial decisions, must comply with the Company’s policies and may not trade in the Company’s securities, or tip others with respect to such information, unless they have the prior approval in writing of the Legal Department.

Of course, where material inside information is permitted to be disclosed, the recipient should be advised of its non-public nature and the limitations on its use.  Any questions as to whether information is material or non-public should be directed to the Company’s Legal Department.  For additional information with respect to communications with the public and authorized spokespersons, see the Company’s Policy on Insider Trading and Communications with the Public, available by contacting the Legal Department.

7.	Inquiries from the Media and Public

The Company is committed to providing full, fair and accurate disclosure in all public communications and in compliance with all applicable law, regulations and rules.  Consistent with this commitment and the Company’s policy relating to insider trading and Regulation FD, employees are not authorized to answer questions from the media, analysts, investors or any other members of the public.  If you should receive such an inquiry, you must record the name of the person and immediately notify the Investor Relations Department.

8.	Maintaining a Safe, Healthy and Affirmative Workplace

The Company is an equal opportunity employer and bases its recruitment, employment, development and promotion decisions solely on a person’s ability and potential in relation to the needs of the job, and complies with local, state and federal employment laws.  The Company makes reasonable job-related accommodations for any qualified employee or officer with a disability when notified by the employee that he/she needs an accommodation.

The Company is committed to a workplace that is free from sexual, racial, or other unlawful harassment, and from threats or acts of violence or physical intimidation.  Abusive, harassing or other offensive conduct is unacceptable, whether verbal, physical or visual.  If you believe that you have been harassed or threatened with or subjected to physical violence in or related to the workplace, you should report the incident to an appropriate supervisor or Human Resources or Legal Department, who will arrange for it to be investigated.  All efforts will be made to handle the investigation confidentially.

The Company will not tolerate the possession, use or distribution of pornographic, racist, sexist or otherwise offensive materials on Company property, or the use of Company personal computers or other equipment to obtain or view such materials.  All employees and officers must promptly contact an appropriate supervisor or Human Resources or Legal Department about the existence of offensive materials, especially child pornography, on the Company’s systems or premises so that appropriate action may be taken, including notifying the proper authorities if necessary.

The Company is committed to providing a drug-free work environment.  The illegal possession, distribution, or use of any controlled substances on Company premises or at Company functions is strictly prohibited.  Similarly, reporting to work under the influence of any illegal drug or alcohol and the abuse of alcohol or medications in the workplace is not in the Company’s best interest and violates this Code.

All accidents, injuries, or concerns about unsafe equipment, practices, conditions or other potential hazards should be immediately reported to an appropriate supervisor.

9.	Political Contributions and Activities

In the United States, federal and many state laws prohibit corporations from making political contributions.  No direct or indirect political contribution (including the use of Company property, equipment, funds or other assets) of any kind may be made in the name of the Company, or by using Company funds, unless the Company’s Chief Legal Counsel or his designee has certified in writing that such political contribution complies with applicable law.  If such certification is obtained, such contributions shall be by Company check to the order of the political candidate or party involved, or by such other means as will readily enable the Company to verify, at any given time, the amount and origin of the contribution.

10.	Subpoenas and Government Investigations

As a general matter, it is the Company’s policy to cooperate in any government investigations and inquiries.  All subpoenas, information document requests, or other inquiries should be referred immediately to the Company’s Legal Department.

11.	Accounting Practices, Books & Records and Record Retention

Honest and accurate recording and reporting of information is critical to our ability to make responsible business decisions and foster investor trust.  You have a strict obligation to provide accurate information in the records of the Company.

You are expected to support the Company’s efforts in fully and fairly disclosing the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations and making full, fair, accurate timely and understandable disclosure in our periodic reports filed with the Securities and Exchange Commission and in other communications to securities analysts, rating agencies and investors.  The Company’s accounting records are relied upon to produce reports for the Company’s management, rating agencies, investors, creditors, governmental agencies and others.  Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls.

All employees, officers and directors – and, in particular, the chief executive officer, the chief financial officer, the comptroller and the principal accounting officer – have a responsibility to ensure that the Company’s accounting records do not contain any false or misleading entries.

We do not tolerate any misclassification of transactions as to accounts, departments or accounting periods and, in particular:

➢	All accounting records, as well as reports produced from those records, are to be kept and presented in accordance with the laws of each applicable jurisdiction;

➢	All records are to fairly and accurately reflect the transactions or occurrences to which they relate;

➢	All records are to fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses;

➢	No accounting records are to contain any false or misleading entries;

➢	No transactions are to be misclassified as to accounts, departments or accounting periods;

➢	All transactions are to be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

➢	All accounting records are to comply with generally accepted accounting principles; and

➢	The Company’s system of internal accounting controls, including compensation controls, is required to be followed at all times.

Any effort to mislead or coerce the independent auditors or a member of internal audit staff concerning issues related to audit, accounting or financial disclosure has serious legal consequences for the perpetrator, including criminal sanctions, and for the Company, and is strictly prohibited.

Laws and regulations require the Company’s records, including its financial, environmental, health and safety, human resources, research and development, analytical, engineering and intellectual property records, to accurately reflect the events they represent.  Always record data in a timely and accurate manner.  This protects the Company’s resources and meets the expectations of the people who rely on the accuracy of the Company’s records to perform their jobs.  Falsifying business records is a serious offense, which may result in criminal prosecution, civil action and/or disciplinary action up to and including termination of employment.  If you are authorized to make expenditures or enter into transactions on behalf of the Company, you must ensure that the applicable records comply with the Company’s accounting and purchasing policies and that all transactions are recorded properly.

Consistent with the reporting and recordkeeping commitments discussed above, you should accurately and truthfully complete all records used to determine compensation or expense reimbursement.  This includes, among other items, reporting of hours worked (including overtime), reimbursable expenses (including travel and meals), and sales activity.

Compliance with the Company’s Records Retention Policy and Procedures is mandatory.  Destroying or altering a document with the intent to impair the document’s integrity or availability for use in any potential official proceeding is a crime.  Destruction of corporate records may only take place in compliance with the Company’s Records Retention Policy and Procedures.  Documents relevant to any pending, threatened, or anticipated litigation, investigation, or audit shall not be destroyed for any reason.  If you believe that Company records are being improperly altered or destroyed, you should report it to a responsible supervisor, the appropriate internal authority or the Legal Department.

12.	Raising Questions and Concerns

Each employee, officer and director is responsible for promptly reporting to the Company any circumstances that such person believes in good faith may constitute a violation of this Code, or any other Company policy, or applicable law, regulations and rules.  If you are in a situation that you believe may involve or lead to a violation of this Code, you have an affirmative duty to disclose to, and seek guidance from a responsible supervisor, the Company’s Legal Department or other appropriate internal authority.  See “Who Do I Contact for Guidance or to Report Concerns?” above.

You are strongly encouraged to report any complaint regarding accounting, internal accounting controls or auditing matters (including confidential and anonymous complaints) to the Company’s Helpline on 314-746-2205 or by letter to the Audit Committee – see “Who Do I Contact for Guidance or to Report Concerns?” above.

The Helpline is a special line available 24 hours a day, 365 days a year.  It is intended to operate in addition to other resources available to you to voice complaints or concerns, such as supervisors, managers and Human Resources staff.

It is the Company’s policy to encourage the communication of bona fide concerns relating to the lawful and ethical conduct of business, and audit and accounting procedures or related matters.  It is also the policy of the Company to protect those who communicate bona fide concerns from any retaliation for such reporting.  No retribution against any individual who reports violations of this Code in good faith will be permitted.  Confidential and anonymous mechanisms for reporting concerns are available and are described in this Code.  However, anonymous reporting does not serve to satisfy a duty to disclose your potential involvement in a conflict of interest or in unethical or illegal conduct.  Every effort will be made to investigate confidential and anonymous reports within the confines of the limits on information or disclosure such reports entail.  While self-reporting a violation will not excuse the violation itself, the extent and promptness of such reporting will be considered in determining any appropriate sanction, including dismissal.  The Company will investigate any matter which is reported and will take any appropriate corrective action.

13.	Violations of this Code

Allegations of Code violations will be reviewed and investigated by the Company’s Legal Department, or, in appropriate circumstances by the Company’s Audit Committee.  Violations of this Code may result in, among other actions, suspension of work duties, diminution of responsibilities or demotion, and termination of employment.

Those who violate the standards in this Code will be subject to disciplinary action.  Failure to follow this Code, or to comply with federal, state, local and any applicable foreign laws, and the Company’s corporate policies and procedures may result in termination of employment or termination of board service.

CERTIFICATE OF COMPLIANCE

I _____________________________________________ hereby certify that I have read,(Print name)

understand and am in compliance with the terms of the foregoing “Code of Business Conduct and Ethics.”

Date:                          __________________________________

Signature:                        __________________________________

Title:                          __________________________________

If you have any questions, please contact the Legal Department:
Legal Department Viasystems Group, Inc. 101 South Hanley Road, Suite 400 St. Louis, Missouri 63105 314-746-2205 dan.weber@viasystems.com